Exhibit 5.1

April 3, 2026 InMed Pharmaceuticals Inc. 815 W. Hastings Street Vancouver, British Columbia, Canada V6C 3E8	Norton Rose Fulbright Canada llp 222 Bay Street, Suite 3000, P.O. Box 53 Toronto, Ontario M5K 1E7 Canada F: +1 416.216.3930 nortonrosefulbright.com

Re: Registration Statement of InMed Pharmaceuticals Inc. on Form S-3

Dear Sirs/Mesdames:

We have acted as counsel to InMed Pharmaceuticals Inc. (the Company), in connection with the issuance and sale through H.C. Wainwright & Co., LLC (the Sales Agent) as the sales agent from time to time by the Company of its common shares (the Common Shares), for aggregate sales value of up to $1,213,648, to be issued pursuant to a registration statement on Form S-3 (Registration No. 333-294503), under the Securities Act of 1933, as amended (the Securities Act), filed by the Company with the Securities and Exchange Commission (the Commission) on March 20, 2026, including the base prospectus contained therein (the Registration Statement), as supplemented by the prospectus supplement dated April 2, 2026 (the April Prospectus Supplement), relating to the offering of the Common Shares and that certain At The Market Issuance Offering Agreement, dated as of April 7, 2022, as amended by that certain amendment dated June 27, 2024, between the Company and the Sales Agent (the ATM Agreement).

As counsel, we have made such investigations and examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion, including:

(a)	the Registration Statement;

(b)	the April Prospectus Supplement;

(c)	the ATM Agreement;

(d)	the articles, as amended, and the notice of articles of the Company; and

(e)	a Certificate of Good Standing dated April 2, 2026 issued by the British Columbia Registrar of Companies.

With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers of the Company and have not performed any independent check or verification of such factual matters.

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia and Norton Rose Fulbright US LLP are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents, and that all facts set forth in the certificates supplied by officers of the Company are complete, true and accurate as of the date hereof. We have also assumed that the Certificate of Good Standing referred to above will continue to be accurate as at the date of issuance of any Common Shares sold under the Registration Statement.

The opinion set forth below is limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein, in each case in effect on the date hereof. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

The opinion set forth below is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the rights of creditors; (ii) the effect of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief and other equitable remedies), regardless of whether considered in a proceeding at law or in equity, (iii) the effect of public policy considerations that may limit the rights of the parties to obtain further remedies, (iv) we express no opinion with respect to the enforceability of provisions relating to choice of law, choice of venue, jurisdiction or waivers of jury trial, and (v) we express no opinion with respect to the enforceability of any waiver of any usury defense.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, including the assumption that the Registration Statement and any required post-effective amendment(s) thereto required by applicable laws have become effective under the Securities Act, we are of the opinion that upon delivery of and payment for such Common Shares in the manner contemplated by the Registration Statement, the Common Shares will be validly issued, fully paid and non-assessable shares in the share capital of the Company.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours truly,

/s/ Norton Rose Fulbright Canada LLP